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                                                                   EXHIBIT 99(b)

                             FROM:   EQK REALTY INVESTORS I
                                     5775 Peachtree-Dunwoody Road
                                     Suite 200-D
                                     Atlanta, Georgia 30342
                                     (404) 303-6100
                                     Contacts:    Gregory R. Greenfield
                                                  Executive Vice President
                                                  and Treasurer
                                                  or
                                                  William G. Brown, Jr.
                                                  Vice President and Controller

                             EQK REALTY INVESTORS I
                   ANNOUNCES AGREEMENT TO SELL CASTLETON PARK


FOR IMMEDIATE RELEASE
November 28, 1995

ATLANTA - EQK Realty Investors I (NYSE symbol EKR) today announced that it has executed a formal agreement of sale for Castleton Park, its 1.1 million square foot office complex located in Indianapolis, Indiana. This agreement follows the Company's September 11, 1995 announcement of the signing of a letter of intent to sell Castleton and the substantial completion of due diligence by the purchaser, who is an affiliate of a major national real estate advisory firm.

Under the terms of the sale agreement, the purchaser will pay $40,175,000, subject to final due diligence adjustments, customary prorations, closing costs and other transaction expenses. Net proceeds from this sale, which is anticipated to close on or about December 8, 1995, will be used to repay outstanding debt. Pursuant to the agreement of sale, the purchaser has made an earnest money deposit of $400,000. Closing is conditioned upon the satisfactory completion of the purchaser's analysis of tenant estoppels and title objections.

The Company also announced that it has had substantive discussions with its lenders concerning an extension of its mortgage debt, which matures on December 15, 1995. Although a definitive agreement has not yet been reached, the Company expects that the maturity date of the loans will be extended by 12 months. Terms of such an extension are expected to be substantially similar to those currently in effect.

Upon completion of the sale of Castleton Park, the Company's remaining real estate investment will be Harrisburg East Mall in Harrisburg, Pennsylvania.